Exhibit 99.1

June 6, 2017

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV Group, Inc. Reports Strong Fiscal Second Quarter 20171 Results and Provides Updated Full Fiscal Year Guidance

•	Net sales of $545.3 million in the second quarter 2017 grew 14% over the prior year second quarter
•

Net income of $6.8 million in the second quarter 2017 declined 15% over the prior year second quarter due to the impact of one-time expenses (primarily costs associated with early extinguishment of debt)

•	Adjusted Net Income[2] in second quarter 2017 was $19.0 million, which was 33% higher than second quarter 2016
•	Adjusted EBITDA[2] in the second quarter 2017 was $37.6 million, which was 16% higher than the prior year quarter
•	Year-to-date fiscal 2017 Adjusted EBITDA of $58.7 million represents a 24% increase over the prior year first half results
•	Completed two accretive, synergistic tuck-in acquisitions that broaden REV’s product portfolio and strengthen its position in each of its three segments
•	Accelerated and enlarged organic investment in capital expenditure projects (e.g. investments in IT and our parts and service business, among others) which will drive growth in future fiscal years
•

Updated outlook for full-year fiscal 2017 reflects increasing consolidated net sales expectation in the range of $2.3 to $2.4 billion, net income in the range of $36 to $39 million and increasing Adjusted EBITDA[2] expectation in the range of $157 to $162 million

Milwaukee, Wis.--(BUSINESS WIRE)—

REV Group, Inc. (NYSE: REVG) today reported results for the three months ended April 29, 2017 (“second quarter 2017”). Consolidated net sales in the second quarter of 2017 were $545.3 million, growing 13.6% over the three months ended April 30, 2016 (“second quarter 2016”). The increase was driven predominately by strong growth in the Fire & Emergency and Recreation segments. Year-to-date consolidated net sales were $988.3 million for the six months ended April 29, 2017, which was an increase of 15.9% over the first six months of fiscal 2016.

The Company’s second quarter 2017 net income was $6.8 million, or $0.10 per diluted share. Second quarter 2017 net income was impacted by a number of one-time items that included an $11.9 million charge from the early extinguishment of debt following the Company’s initial public offering (“IPO”) and repayment of its Senior Secured Notes, as well as its April 2017 debt refinancing. Adjusted Net Income2 for the second quarter 2017 of $19.0 million, or $0.29 per diluted share, grew 33.0% compared to $14.3 million, or $0.28 per diluted share, in the second quarter fiscal 2016 (second quarter 2016 contained fewer outstanding shares). Net income for the first six months of fiscal 2017 was a loss of $6.5 million, or a loss of $0.11 per diluted share due to several one-time expense items, the largest of which related to the IPO and debt refinancings referenced above. Year-to-date Adjusted Net Income2 was $24.8 million for the first half of fiscal 2017 compared to $18.2 million for the first six months of fiscal 2016, which represents an increase of 36.4% due to higher earnings from operations as well as lower interest expense.

Adjusted EBITDA2 in the second quarter 2017 was $37.6 million, representing growth of 16.1% over Adjusted EBITDA of $32.3 million in the second quarter 2016. The increase in Adjusted EBITDA was driven by a number of factors including higher vehicle sales, strong aftermarket parts sales, impact of acquisitions, ongoing procurement

[1]	The Company’s fiscal year ends on the last Saturday in October each year. The last day of fiscal 2016 was October 29, 2016. The last day of fiscal 2017 will be October 28, 2017.
[2]

REV Group, Inc. Adjusted Net income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release. These figures do not include the impact of acquisitions before their acquisition dates.

and production cost optimization initiatives and strategic pricing actions for specific vehicle categories. Adjusted EBITDA for the six months ended April 29, 2017 was $58.7 million, which was a 23.8% increase over the same period in fiscal 2016.

REV Group, Inc. President and CEO, Tim Sullivan said, “We are pleased to report continued growth in both our sales and profitability. Our second quarter 2017 results highlight our progress to leverage the scale of our now 29 market-leading specialty vehicle brands with the goal of generating consolidated Adjusted EBITDA margins in excess of 10%. Additionally, REV Group capitalized on our unique market position during the quarter by acquiring two highly regarded vehicle businesses in both Midwest Automotive Designs and Ferrara Fire Apparatus for our Recreation and Fire & Emergency segments, respectively. As a result, REV Group strengthened its position to grow sales and drive higher profitability in 2017 and beyond. Both businesses are excellent fits with REV Group and broaden our product portfolios and market reach while also providing significant cost and revenue synergy opportunities.” In addition, Sullivan stated, “Through the first six months of our fiscal year, we are on track with our plan for earnings in fiscal 2017 and we are updating our guidance for the full year based on the impact of our recent acquisitions.”

REV Group Segment Highlights

Fire & Emergency – Fire & Emergency (“F&E”) net sales for the second quarter 2017 were $219.0 million representing growth of 23.4% over the prior year period. Sales growth was driven by the acquisition of Kovatch Mobile Equipment (“KME”) in April of 2016. Excluding the results of KME and Ferrara, F&E segment net sales remained flat compared to the prior year period. The timing of a large contract award and related vehicle shipments in our Ambulance division negatively impacted second quarter organic F&E net sales slightly. F&E net sales for the first six months of fiscal 2017 were $404.4 million, which was an increase of 32.2% over $305.8 million for the same period in fiscal 2016. F&E backlog at the end of the second quarter 2017 was up 15.5% to $636.2 million compared to $550.8 million at the end of fiscal year 2016.

F&E segment Adjusted EBITDA3 was $24.4 million in the second quarter 2017 which represented growth of 13.7% compared to $21.5 million in the second quarter 2016. F&E Adjusted EBITDA was driven during the second quarter 2017 by higher vehicle sales, procurement and productivity initiatives, pricing initiatives and growth in aftermarket parts and services revenues. Second quarter F&E Adjusted EBITDA margin was 11.1% of net sales compared to 12.1% in the second quarter 2016 due to the current quarter impact of the KME acquisition which was performing at margins significantly below the segment average. Year-to-date 2017 Adjusted EBITDA in F&E increased 11.8% to $41.1 million versus $36.8 million for the first six months of fiscal 2016. We are pleased to report that we are on schedule with the KME integration and expect increased KME profitability as the year progresses to levels more in line with our E-ONE brand over time.

Commercial – Commercial segment net sales for the second quarter 2017 were $159.5 million, which were down 9.5% compared to the prior year period. This decrease was driven by lower sales in specific product categories as we continue to be more selective about which sales opportunities we pursue. End markets in all our Commercial product categories remain strong and growing versus the prior year. Net sales in the Commercial segment year-to-date fiscal 2017 were $289.7 million versus $316.8 million in the first half of fiscal 2016, which was a decrease of 8.5%. Commercial segment backlog grew 6.6% to $240.9 million at April 29, 2017 from $226.1 million at the end of fiscal year 2016.

Commercial segment Adjusted EBITDA was $14.7 million in the second quarter 2017 compared to $15.0 million in the second quarter 2016. Adjusted EBITDA margin expanded to 9.2% of net sales in the second quarter 2017 compared to 8.5% in the second quarter 2016. Adjusted EBITDA growth in the second quarter 2017 was strong for the school bus, transit bus and terminal truck product categories. Overall segment profitability margin improvement during the quarter was driven by sales mix, less discounting, lower fixed costs and procurement and product initiatives, partially off-set by reorganization activities. Year-to-date 2017 Adjusted EBITDA in the Commercial segment increased 13.2% to $22.8 million from $20.2 million in the same period of fiscal 2016 despite the lower revenues described above due to an enhanced mix of vehicle sales, lower discounting, and benefits from lower fixed cost and procurement initiatives in the current year period.

[3]	Segment Adjusted EBITDA is a non-GAAP measure that is explained and reconciled to its nearest GAAP metric later in this release.

Recreation – The Recreation segment grew net sales to $166.3 million in the second quarter 2017, representing growth of 31.6% over the prior year period. Segment sales growth was partially driven by the acquisition of Renegade RV (“Renegade”) which was completed on December 30, 2016. Net sales growth excluding the acquisitions of Renegade and Midwest was also strong at 13.5% as the RV end markets continue to grow and the segment is benefiting from expansion of its Class C line of products, which were reintroduced in the middle of 2016.  Recreation net sales for the six months ended April 29, 2017 were $293.0 million, which was an increase of 27.2% over net sales of $230.4 million for the first six months of fiscal 2016. Recreation segment backlog at the end of the second quarter 2017 was $112.7 million, which was up 40.1% from $80.4 million at the end of fiscal year 2016.

Recreation segment Adjusted EBITDA grew in the second quarter 2017 to $7.3 million compared to $2.8 million in the second quarter 2016. Adjusted EBITDA margin in the second quarter doubled to 4.4% of net sales compared to 2.2% in the second quarter 2016. The strong 220 basis point expansion in profitability is attributable to reduced discounting, a higher mix of Class A diesel and Class C units and benefits from our ongoing procurement, cost of quality and other operating initiatives. Year-to-date fiscal 2017 Adjusted EBITDA in Recreation was $10.1 million, which was an almost nine-fold increase versus the first six months of fiscal 2016.

Working capital, liquidity and capital allocation – Net working capital4 for the Company at April 29, 2017 was $333.2 million compared to $187.3 million at the end of fiscal 2016. This increase versus prior fiscal year-end represents a normal seasonal increase in net working capital consistent with prior years but also includes the impact of the acquisitions of Renegade, Midwest and Ferrara. Cash and equivalents totaled $13.9 million at the end of the second quarter 2017. Net debt at the end of the second quarter 2017 was $267.6 million (net of deferred financing costs) and the Company had $136.6 million available under its new ABL revolving credit facility as of April 29, 2017. Consistent with prior years the Company expects net working capital to seasonally decline over the next two quarters.

Capital expenditures in the second quarter and year-to-date through April 29, 2017 were $18.7 million and $37.2 million, respectively. Year-to-date capital expenditures have been accelerated ahead of the 2017 planed quarterly timing and are at spending levels significantly in excess of typical maintenance requirements for the Company.

“We continue to identify additional opportunities for organic growth investments and have accelerated other capital projects that will provide the basis for incremental sales and earnings growth in future years,” commented Tim Sullivan. “We are aggressively implementing our capital allocation strategies to enhance organic growth in addition to investing capital in our recently acquired businesses. Examples include investments in our parts and service businesses, investments in IT systems to enhance productivity, improve data availability and reduce back office expenses, and other investments in attractive cost reduction and operational improvement projects. With these investments we are sowing the seeds for our sales and earnings growth in 2018 and beyond.”

The Company now expects full fiscal year 2017 capital expenditures to be in the range of $45 to $50 million.

Quarterly Dividend – Our board of directors declared a quarterly dividend for our second quarter of fiscal 2017, payable on August 31, 2017, to holders of record on July 31, 2017, in the amount of $0.05 per share of common stock, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Fiscal 2017 Full Year Guidance – “We are increasing our REV Group full-year fiscal 2017 outlook due to the impact of acquisitions completed in the second quarter. Our prior financial outlook is otherwise unchanged as we complete the first half of our fiscal year and enter our seasonally stronger second half. We now expect full-year fiscal 2017 revenues of $2.3 to $2.4 billion, net income of $36 to $39 million and Adjusted EBITDA of $157 to $162 million,” said Sullivan. “This outlook does not include any impact from potential additional future acquisitions or the pro forma impact of any acquisitions prior to their purchase by REV Group.”

Conference Call

REV Group, Inc. will host a conference call to discuss second quarter 2017 results and full-year fiscal 2017 outlook on June 7th at 11:00 a.m. EDT. A supplemental earnings slide deck will be available tomorrow morning on the REV

[4]	Net working capital is defined as current assets (excluding cash) less current liabilities (excluding current portion of long-term debt).

Group, Inc. investor relations website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Note Regarding Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance and Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments which the Company believes are not indicative of its underlying operating performance as well as for the add-back of certain non-cash intangible amortization and stock-based compensation.

The Company believes that the use of Adjusted EBITDA and Adjusted Net Income provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s most recent prospectus dated January 30, 2017 and other risk factors described from time to time in subsequent quarterly or annual reports on Forms 10-Q or 10-K, which may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

About REV Group

REV Group, Inc. (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses, mobility vans and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”) and luxury buses). Our brand portfolio consists of 29 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Investors-REVG

Contact

Sandy Bugbee

VP, Treasurer and Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 29,	October 29,
	2017	2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$13,950	$10,821
Accounts receivable, net	223,346	181,239
Inventories, net	417,630	325,633
Other current assets	18,336	12,037
Total current assets	673,262	529,730

Property, plant and equipment, net	198,199	146,422
Goodwill	170,386	84,507
Intangibles assets, net	125,130	124,040
Other long-term assets	8,454	4,320
Total assets	$1,175,431	$889,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$750	$—
Accounts payable	140,603	129,481
Customer advances	106,747	87,627
Accrued warranty	21,881	22,693
Other current liabilities	56,884	91,803
Total current liabilities	326,865	331,604

Notes payable and bank debt, less current maturities	280,756	256,040
Deferred income taxes	8,229	17,449
Other long-term liabilities	24,170	23,710
Total liabilities	640,020	628,803

Contingently redeemable common stock	—	22,293
Commitments and contingencies
Shareholders’ equity	535,411	237,923
Total liabilities and shareholders’ equity	$1,175,431	$889,019

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; dollars in thousands, except shares and per share amounts)

	Three Months Ended		Six Months Ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016

Net sales	$545,316	$480,229	$988,253	$853,009

Cost of sales	472,471	421,509	867,888	759,350

Gross profit	72,845	58,720	120,365	93,659

Operating expenses:
Selling, general and administrative	42,604	35,314	99,102	62,420
Research and development costs	963	1,294	2,161	2,433
Restructuring	335	(215)	1,199	2,750
Amortization of intangible assets	2,695	2,200	5,309	4,443

Total operating expenses	46,597	38,593	107,771	72,046

Operating income	26,248	20,127	12,594	21,613

Interest expense	3,416	6,776	10,893	13,463

Loss on early extinguishment of debt	11,920	—	11,920	—
Income (loss) before provision (benefit) for income taxes	10,912	13,351	(10,219)	8,150

Provision (benefit) for income taxes	4,099	5,309	(3,730)	3,118

Net income (loss)	$6,813	$8,042	$(6,489)	$5,032

Earnings (loss) per common share:
Basic	$0.11	$0.16	$(0.11)	$0.10
Diluted	$0.10	$0.16	$(0.11)	$0.10

Dividends declared per common share	$0.05	$—	$0.05	$—

Adjusted earnings per common share:
Basic	$0.30	$0.28	$0.43	$0.35
Diluted	$0.29	$0.28	$0.43	$0.35

Weighted Average Shares Outstanding:
Basic	63,722,795	51,345,112	57,541,476	51,925,657
Diluted	65,501,330	51,575,366	57,541,476	52,123,658

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in thousands)

	Six Months Ended
	April 29, 2017	April 30, 2016

Cash flows from operating activities:
Net income (loss)	$(6,489)	$5,032
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	15,274	10,259
Amortization of debt issuance costs	918	1,089
Amortization of senior note discount	50	102
Stock-based compensation expense	25,817	11,246
Deferred income taxes	(8,563)	(3,870)
Loss on early extinguishment of debt	11,920	—
Gain on disposal of property, plant and equipment	(352)	(196)

Changes in operating assets and liabilities net of effects of business acquisitions:	(97,466)	(34,960)

Net cash used in operating activities	(58,891)	(11,298)

Cash flows from investing activities net of effects of business acquisitions:
Purchase of property, plant and equipment	(37,165)	(23,001)
Payments for rental fleet vehicles	(7,799)	—
Proceeds from sale of property, plant and equipment	1,821	357
Acquisition of businesses, net of cash acquired	(153,534)	(25,293)
Acquisition of Ancira assets	—	(6,435)

Net cash used in investing activities	(196,677)	(54,372)

Cash flows from financing activities:
Net proceeds from borrowings under revolving credit facility	127,749	89,213
Proceeds from Term Loan	75,000	—
Net proceeds from initial public offering	253,593	—
Repayment of debt assumed from acquisition	—	(3,698)
Payment of debt issuance costs	(6,744)	(704)
Repayment of long-term debt and capital leases	(180,000)	(119)
Senior note prepayment premium	(7,650)	—
Redemption of common stock and stock options	(3,251)	(20,885)

Net cash provided by financing activities	258,697	63,807

Net increase (decrease) in cash and cash equivalents	3,129	(1,863)
Cash and cash equivalents, beginning of period	10,821	4,968

Cash and cash equivalents, end of period	$13,950	$3,105

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; in thousands)

	THREE MONTHS ENDED APRIL 29, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total

Net Income (loss)	$19,844	$12,089	$3,904	$(29,024)	$6,813

Depreciation & amortization	2,819	1,748	2,599	687	7,853
Interest expense	954	491	53	1,918	3,416
Provision for income taxes	—	—	—	4,099	4,099
Loss on early extinguishment of debt	—	—	—	11,920	11,920
EBITDA	23,617	14,328	6,556	(10,400)	34,101

Transaction expenses	772	—	—	1,089	1,861
Sponsor expenses	—	—	—	207	207
Restructuring costs	—	335	—	—	335
Stock-based compensation expense	—	—	—	311	311
Non-cash purchase accounting	10	—	736	—	746
Adjusted EBITDA	$24,399	$14,663	$7,292	$(8,793)	$37,561

	THREE MONTHS ENDED APRIL 30, 2016
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total

Net Income (loss)	$18,586	$12,467	$1,873	$(24,884)	$8,042

Depreciation & amortization	1,980	1,956	931	520	5,387
Interest expense	885	576	6	5,309	6,776
Provision for income taxes	—	—	—	5,309	5,309
EBITDA	21,451	14,999	2,810	(13,746)	25,514

Transaction expenses	—	—	—	1,385	1,385
Sponsor expenses	—	—	—	100	100
Restructuring costs	—	—	—	(215)	(215)
Stock-based compensation expense	—	—	—	5,563	5,563
Non-cash purchase accounting	—	—	—	—	—
Adjusted EBITDA	$21,451	$14,999	$2,810	$(6,913)	$32,347

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; in thousands)

	SIX MONTHS ENDED APRIL 29, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total

Net Income (loss)	$32,542	$16,652	$4,044	$(59,727)	$(6,489)

Depreciation & Amortization	5,628	3,678	4,756	1,212	15,274
Interest Expense	2,126	1,308	94	7,365	10,893
Provision (benefit) for income taxes	4	—	—	(3,734)	(3,730)
Loss on early extinguishment of debt	—	—	—	11,920	11,920
EBITDA	40,300	21,638	8,894	(42,964)	27,868

Transaction expenses	772	—	—	1,467	2,239
Sponsor expenses	—	—	—	338	338
Restructuring costs	—	1,199	—	—	1,199
Stock-based compensation expense	—	—	—	25,817	25,817
Non-cash purchase accounting	40	—	1,171	—	1,211
Adjusted EBITDA	$41,112	$22,837	$10,065	$(15,342)	$58,672

	SIX MONTHS ENDED APRIL 30, 2016
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total

Net Income (loss)	$30,694	$15,056	$(778)	$(39,940)	$5,032

Depreciation & Amortization	3,879	4,080	1,679	621	10,259
Interest Expense	1,903	1,041	16	10,503	13,463
Provision (benefit) for income taxes	—	—	—	3,118	3,118
EBITDA	36,476	20,177	917	(25,698)	31,872

Transaction expenses	—	—	—	1,385	1,385
Sponsor expenses	—	—	—	125	125
Restructuring costs	307	—	95	2,348	2,750
Stock-based compensation expense	—	—	—	11,246	11,246
Non-cash purchase accounting	—	—	—	—	—
Adjusted EBITDA	$36,783	$20,177	$1,012	$(10,594)	$47,378

REV GROUP, INC.

ADJUSTED NET INCOME

(Unaudited; in thousands)

	Three Months Ended		Six Months Ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Net income (loss)	$6,813	$8,042	$(6,489)	$5,032
Amortization of Intangible Assets	2,695	2,200	5,309	4,443
Transaction Expenses	1,861	1,385	2,239	1,385
Sponsor Expenses	207	100	338	125
Restructuring Costs	335	(215)	1,199	2,750
Stock-based Compensation Expense	311	5,563	25,817	11,246
Non-cash Purchase Accounting Expense	746	—	1,211	—
Loss on Early Extinguishment of Debt	11,920	—	11,920	—
Income tax effect of adjustments	(5,919)	(2,791)	(16,715)	(6,777)
Adjusted Net Income	$18,969	$14,284	$24,829	$18,204

REV GROUP, INC.

FORECASTED ADJUSTED EBITDA RECONCILIATION

(In thousands)

	Fiscal Year 2017
	Low	High
Net income	$36,000	$39,000
Depreciation and Amortization	34,500	34,500
Interest Expense	20,000	20,000
Income Tax Expense	22,000	24,000

EBITDA	112,500	117,500

Transaction Expenses	2,200	2,200
Sponsor Expenses	500	500
Restructuring Costs	1,200	1,200
Stock-based Compensation Expense	26,500	26,500
Loss on Debt Extinguishment	11,900	11,900
Non-cash Purchase Accounting Expense	2,200	2,200
Adjusted EBITDA	$157,000	$162,000

REV GROUP, INC.

SEGMENT INFORMATION

(Unaudited; in thousands)

	Three Months Ended		Six Months Ended
	April 29,	April 30,	April 29,	April 30,
	2017	2016	2017	2016
Net Sales:
Fire & Emergency	$219,002	$177,469	$404,373	$305,825
Commercial	159,524	176,363	289,745	316,814
Recreation	166,337	126,397	293,043	230,370
Corporate & Other	453	—	1,092	—
Total Company Net Sales	$545,316	$480,229	$988,253	$853,009

Adjusted EBITDA:
Fire & Emergency	$24,399	$21,451	$41,112	$36,783
Commercial	14,663	14,999	22,837	20,177
Recreation	7,292	2,810	10,065	1,012
Corporate & Other	(8,793)	(6,913)	(15,342)	(10,594)
Total Company Adjusted EBITDA	$37,561	$32,347	$58,672	$47,378

	April 29,	October 29,
Period-End Backlog:	2017	2016
Fire & Emergency	$636,243	$550,769
Commercial	240,928	226,067
Recreation	112,654	80,420
Total Company Backlog	$989,825	$857,256